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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Pixar:

         We consent to the incorporation by reference in the registration statement (No. 33-99838) on Form S-8 of Pixar of our reports dated January 31, 1997, except as to Note 11, which is as of March 25, 1997 relating to the balance sheets of Pixar as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear or are incorporated by reference in the December 31, 1996, annual report on Form 10-K of Pixar.

                                                     KPMG PEAT MARWICK LLP

Palo Alto, California
March 25, 1997